Exhibit 99.9

Benefits of Being Privately Held

Being a Privately Held Company, and the Future Koch Industries- Relationship

Assuming successful completion of the Georgia-Pacific transaction, it will become a subsidiary of privately held Koch Industries. Georgia-Pacific will operate as an independent company, managed by its own board of directors.

Private ownership advantages

Koch’s history illustrates a number of potential advantages of being a privately held company. Koch feels that its private status helps ensure employees can remain firmly focused on long-term success, which is created by efficiently delivering real, long-term value to customers.

Because they have no need to market themselves or their strategies broadly to the equity markets of Wall Street, Koch companies have been able to succeed in many cyclical businesses. They can often respond more quickly and decisively to opportunities or challenges as they work to create superior value for customers and long-term value for the company. Koch companies’ private status also enables them to pursue opportunities that require them to absorb volatility – for example, investing in companies that are in down market cycles and may be undervalued in the public markets.

So what about Koch’s shareholders?

Koch Industries does have shareholders; however, they are limited in number and have been involved with the company for many years. Being private, of course, means that the stock of Koch Industries is not publicly traded. Koch’s shareholders have historically reinvested as much as 90 percent of earnings back into Koch companies. This has provided the financial strength necessary for growth.

How will Georgia-Pacific fit in?

As we’ve discussed in the past few weeks, Georgia-Pacific’s culture is likely to grow in ways that have proven successful over the years at Koch. Even so, it is important to remember that Georgia-Pacific will be independently managed. Many Koch companies are wholly owned by subsidiaries of Koch Industries, Inc. or its sister company, Koch Holdings, LLC, but operate independently.

What does independently managed mean?

For one thing, these companies have their own active boards of directors, to which the company’s chief executive officer reports. The future Georgia-Pacific board will help steer the company and set clear expectations for Georgia-Pacific on issues such as adhering to the highest legal and ethical standards, ensuring appropriate risk-adjusted decisions are made, remaining mindful of the business’ long-term health and positioning, and fostering a culture focused on creating real value for its customers and stockholders.

Other aspects of this “stand-alone” status

Georgia-Pacific, as an independent subsidiary, will support itself as a business. It will have a separate capital structure that is non-recourse to the shareholders. It will have its own credit rating, and its contractual relationships will not include parent-company guarantees. Support services will either be provided from within Georgia-Pacific or be contracted out to third parties. Koch companies are encouraged to aggregate their purchasing from outside vendors, so they can take advantage of the favorable pricing often given to large customers.

As with all Koch companies, business activities and all board and managerial leadership decision-making in Georgia-Pacific will be geared toward Georgia-Pacific’s long-term financial health and success. Performance pay for employees will be based solely on Georgia-Pacific’s performance.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Georgia-Pacific common stock described in this communication has not commenced. At the time the offer is commenced, an indirect, wholly-owned subsidiary of Koch Industries will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Georgia-Pacific will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Georgia-Pacific security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.